UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 17, 2013

Commission File Number:  001-35522

Banc of California, Inc.
(Exact name of small business issuer as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)
04-3639825
(IRS Employer Identification No.)

18500 Von Karman Ave, Suite 1100, Irvine, California 92612
(Address of principal executive offices)

949-236-5211
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Banc of California, Inc. (the "Company") appointed Hugh F. Boyle to serve as Executive Vice President and Chief Credit Officer effective as of September 30, 2013.

Before joining the Company, Mr. Boyle most recently served since January 2013 as Chief Risk Officer for Flagstar Bank, a $13 billion financial institution and mortgage originator and the largest community bank domiciled in Michigan. Prior thereto, from 2009 to 2012, Mr. Boyle was Chief Risk Officer (Caribbean Region) of Canadian Imperial Bank of Commerce, a $12 billion U.S. financial institution operating in 17 countries throughout the Caribbean, South and Central America. From 2007 to 2009, Mr. Boyle was an independent consultant on banking and risk management issues for financial services clients including commercial and investment banks, mutual funds, hedge funds, asset advisors and venture capital companies, and from 2003 to 2007 he was employed by Washington Mutual, most recently as Senior Vice President and Chief Credit Officer. Prior thereto, Mr. Boyle served from 1999 to 2003 as Senior Vice President and Regional Credit Manager for the Americas with Lehman Brothers, and from 1987 to 1999 he was employed by Goldman Sachs & Co., most recently as Vice President, Credit Department.

In connection with his appointment as Executive Vice President and Chief Credit Officer, on September 17, 2013 Mr. Boyle, age 52, entered into an employment agreement with the Company, with a commencement date of September 30, 2013 (the "Commencement Date"), that has a term ending on September 30, 2016, with successive renewals, at the parties' election, of an additional year on each anniversary of the Commencement Date, commencing on September 30, 2016. The employment agreement provides Mr. Boyle with a base salary of $350,000, subject to annual review and increase by the board of directors or compensation committee of the Company. For each calendar year during the term of the agreement, Mr. Boyle will be eligible to receive an annual bonus equal to up to 100% of his base salary, with a target bonus equal to 75% of base salary, based upon Mr. Boyle's performance, as determined by the board of directors or compensation committee of the Company, in their sole discretion, based on the achievement of annual target performance goals established by the board of directors or the compensation committee of the board of directors. Upon the Commencement Date, Mr. Boyle will be granted 25,000 restricted shares of the Company's common stock, with such shares vesting in five equal annual installments, commencing upon the first anniversary of the Commencement Date. Mr. Boyle will also receive a grant of options to purchase 25,000 shares of the Company's common stock with such options vesting in five equal annual installments, commencing upon the first anniversary of the Commencement Date of the employment agreement. In the event of a termination of employment occurring either due to a termination without "Cause" or a resignation for "Good Reason," Mr. Boyle will be entitled to (i) up to twenty-four months of continued payments based on an annual amount equal to $350,000 multiplied by the number of years or partial years remaining prior to the end of the term, (ii) the immediate vesting of the then-unvested stock options granted to Mr. Boyle in connection with the execution of his employment agreement, and (iii) the continued vesting of any then-unvested restricted stock during the period Mr. Boyle is entitled to continue to serve on an advisory board of the Company. In addition, Mr. Boyle will be subject to employee and customer non-solicitation restrictions while he is employed by the Company, and for twenty-four months following termination of employment under circumstances entitling him to severance benefits as described in the immediately preceding sentence, and perpetual confidentiality restrictions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banc of California, Inc.

Date:   September 23, 2013
By:	/s/ Richard Herrin

Name: Richard Herrin
Title: Executive Vice President, Chief Risk Officer and Corporate Secretary